EXHIBIT 99.1

SOUTHERN COPPER ANNOUNCES APPROVAL OF THE TOQUEPALA CONCENTRATOR EXPANSION

Lima, April 17, 2015.  Southern Copper Corporation (SCC) announced today that its Peruvian Branch, Southern Peru Copper Corporation (SPCC) has received the approval to commence the expansion of the Toquepala concentrator capacity from 60,000 to 120,000 metric tons per day, which would add to its production 100,000 tons of refined copper and 3,100 metric tons of molybdenum per year, commencing in 2017. After the expansion, Toquepala copper production is estimated to be at 231,000 metric tons per year.

The Toquepala concentrator expansion project represents an investment of $1.2 billion. It is estimated that the project will generate 2,200 jobs during its construction phase and 300 permanent jobs for the duration of its operation.

The Toquepala concentrator expansion is a project that will not require the use of additional fresh water.  This state of the art plant will allow for higher water recovery from the tailings facilities which, in turn, will be recycled for use in the concentration process.

The Toquepala expansion project will be of great benefit to the employees, the surrounding communities, the local, regional and national government of Peru and the Company.

Southern Peru Copper Corporation is one of the largest integrated copper producers in the country and has one of the largest copper reserves in the industry.  Southern Copper Corporation (SCC) is listed on the New York and Lima stock exchanges and is owned 86% by Grupo Mexico, a Mexican company listed on the Mexican stock exchange.  The remaining 14% is owned by the international community of investors.  Southern Copper Corporation operates mines and metallurgical complexes in Mexico and Peru and has exploration activities in Argentina, Chile, Ecuador, Mexico and Peru.